Exhibit 10.1
SEPARATION AGREEMENT AND
FULL AND FINAL RELEASE OF CLAIMS
     This Separation Agreement and Full and Final Release of Claims (“Agreement”) is made and entered into between Dr. Sung Won Sohn (“Dr. Sohn”) and Hanmi Financial Corporation (“Hanmi”), a Delaware corporation (collectively, the “Parties”).
     WHEREAS, the Parties wish to terminate the employment relationship between Hanmi and Dr. Sohn;
     WHEREAS, the Parties entered into an Executive Employment Agreement effective as of January 3, 2005 (“Employment Agreement”) which provides for certain payments to be made to Dr. Sohn upon his termination of employment from Hanmi under various circumstances and imposes certain restrictive covenants and confidentiality requirements on Dr. Sohn;
     WHEREAS, the Parties have mutually agreed to terminate Dr. Sohn’s employment relationship and desire to enter into this Agreement which, except as described in this Agreement, supersedes the Employment Agreement and provides for certain payments and benefits to be made to Dr. Sohn upon his termination of employment and imposes additional restrictive covenants, confidentiality requirements and other obligations on Dr. Sohn; and
     WHEREAS, if Dr. Sohn executes and returns this Agreement to Mark Mason, a member of Hanmi’s Board of Directors, within twenty-one (21) days of the date he was given a copy of this Agreement, and does not revoke such acceptance pursuant to Section 27 of this Agreement, then this Agreement will become effective at 5:30 p.m. on the seventh day after Dr. Sohn has executed and returned this Agreement to Mr. Mason (the “Effective Date”);
     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
     1. SEVERANCE. The Parties have mutually agreed to end their employment relationship (and Dr. Sohn’s employment relationship with all subsidiaries and affiliates of Hanmi) effective December 31, 2007 (the “Severance Date”). In resolution of their employment relationship, the Parties have agreed to the terms set forth below.
     2. BENEFITS. In consideration of his decision to enter into this Agreement, and conditioned upon Dr. Sohn’s material compliance with his obligations under Sections 3, 5, 6, 7 and 8 of the Employment Agreement and Sections 7, 10, 11, 20, 22, 24 and 25 of this Agreement (regardless of whether the covenants, obligations or provisions set forth in such sections are otherwise deemed enforceable), Hanmi agrees to provide Dr. Sohn with the following:
          (a) Dr. Sohn shall receive a one-time, lump sum cash payment in the gross amount of One Million Two Hundred Ninety Eight Thousand and no/100 Dollars ($1,298,000.00), subject to applicable tax and other withholdings, within seven (7) days after the Effective Date, the actual date of payment to be determined in the sole discretion of Hanmi. The payment pursuant to this Section 2(a) shall be subject to Section 32(b).

          (b) Dr. Sohn shall receive a cash payment in the gross amount of Thirty Nine Thousand Three Hundred Forty Six and 16/100 Dollars ($39,346.16) for all accrued but unused vacation through December 31, 2007, which consists of seventeen (17) days, subject to applicable tax and other withholdings, within seven (7) days after the Effective Date, the actual date of payment to be determined in the sole discretion of Hanmi. The payment pursuant to this Section 2(b) shall be subject to Section 32(b).
          (c) Hanmi Bank (the “Bank”) shall transfer to Dr. Sohn ownership of the 2005 Mercedes Benz 430S automobile (the “Mercedes”) that was provided for Dr. Sohn’s use at the commencement of his employment. The transfer of ownership of the Mercedes to Dr. Sohn shall be without cost to Dr. Sohn. The Bank shall tender the properly executed title transfer documents for the Mercedes to Dr. Sohn within thirty (30) days after the Effective Date, the actual date of transfer to be determined in the sole discretion of Hanmi. Dr. Sohn shall be responsible for paying all applicable sales, license and any other taxes and fees in connection with this transaction. Dr. Sohn shall be solely responsible to pay all costs and expenses of maintaining, operating and insuring the Mercedes after the Severance Date. The transfer of ownership pursuant to this Section 2(c) shall be subject to Section 32(b).
          (d) The Bank shall transfer to Dr. Sohn its equitable ownership interest in the Wilshire Country Club membership that was provided for Dr. Sohn’s use at the commencement of his employment. The transfer of ownership of the Wilshire Country Club membership to Dr. Sohn shall be without cost to Dr. Sohn. The Bank shall tender a release of all of its right, title and interest in the Wilshire Country Club membership to Dr. Sohn within thirty (30) days after the Effective Date, the actual date of transfer to be determined in the sole discretion of Hanmi. Dr. Sohn shall be responsible for paying all income taxes and any other fees or taxes in connection with this transaction. Dr. Sohn shall be solely responsible to pay all monthly dues, quarterly or monthly minimum charges, and any other costs and expenses of maintaining the Wilshire Country Club membership after the Severance Date. The transfer of the equitable ownership interest pursuant to this Section 2(d) shall be subject to Section 32(b).
          (e) The Bank shall transfer its equitable ownership interest in the Jonathan Club membership that was provided for Dr. Sohn’s use at the commencement of his employment. The transfer of ownership of the Jonathan Club membership to Dr. Sohn shall be without cost to Dr. Sohn. The Bank shall tender a release of all of its right, title and interest in the Jonathan Club membership to Dr. Sohn within thirty (30) days after the Effective Date, the actual date of transfer to be determined in the sole discretion of Hanmi. Dr. Sohn shall be responsible for paying all income taxes and any other fees or taxes in connection with this transaction. Dr. Sohn shall be solely responsible to pay all monthly dues, quarterly or monthly minimum charges, and any other costs and expenses of maintaining the Jonathan Club membership after the Severance Date. The transfer of the equitable ownership interest pursuant to this Section 2(e) shall be subject to Section 32(b).
          (f) During the course of his employment with Hanmi, Dr. Sohn was granted options to acquire shares of Hanmi’s common stock totaling three hundred fifty thousand (350,000) shares subject to certain terms and conditions. Only one hundred sixteen thousand six hundred sixty-seven (116,667) shares (the “Vested Stock Options”) of these stock options are currently vested. The Parties hereby agree that Hanmi shall purchase the Vested Stock Options from Dr. Sohn for the price of Sixty Cents ($.60) per share, for a total purchase price of Seventy Thousand Dollars and 20/100s ($70,000.20). Dr. Sohn shall receive a cash payment in the amount of $70,000.20 representing payment of the purchase price for the Vested Stock Options within seven (7) days after the Effective Date, the actual date of payment to be determined in the sole discretion of Hanmi. The Parties acknowledge and agree that no other stock options granted by Hanmi to Dr. Sohn will have vested on or prior to the Severance Date and all vesting of stock options granted to Dr. Sohn by Hanmi will terminate on the Severance Date. Accordingly, Dr. Sohn shall not be entitled to any stock options or other benefit under any Hanmi stock options plan(s) after the Severance Date.
          (g) Pursuant to the Employment Agreement, Dr. Sohn received stock bonus awards totaling one hundred thousand (100,000) restricted shares of Hanmi common stock (the “Restricted Stock”). All but forty thousand (40,000) of these shares of Restricted Stock are currently vested. The 40,000 unvested shares of Restricted Stock shall vest effective as of the Severance Date. The Parties acknowledge and agree that Dr. Sohn shall retain all of his right, title and interest in and to the Restricted Stock on and after the Severance Date, but that no new stock bonus awards shall be granted to Dr. Sohn after the Severance Date. Accordingly, Dr. Sohn shall not be entitled to any stock grants or other benefit under any Hanmi stock bonus plan(s) or agreement(s) other than the Restricted Stock after the Severance Date.
          (h) Hanmi will reimburse Dr. Sohn for all business expenses incurred by Dr. Sohn in connection with his employment with Hanmi prior to the Severance Date, provided that Dr. Sohn timely and properly submits such expenses in accordance with Hanmi’s normal business expense reimbursement policy.
All tax and other amounts which Hanmi is required to withhold or deduct will be deducted from the payments to Dr. Sohn under this Agreement. Except as described in Sections 2 (a-h), Dr. Sohn’s eligibility for, coverage under, and participation in all retirement, savings, welfare, fringe benefit, compensation and bonus plans shall terminate on the Severance Date. The above benefits shall continue to be payable and/or enforceable regardless of Dr. Sohn’s death or disability, and the provisions of this Section 2 shall be enforceable by Dr. Sohn’s heirs and/or personal representatives, as applicable. Upon Dr. Sohn’s disability, payments due hereunder shall be made to Dr. Sohn or, in the event a legal guardian has been appointed for Dr. Sohn, to such legal guardian (in Hanmi’s discretion), and, upon Dr. Sohn’s death, payment shall be made to Dr. Sohn’s estate, in such manner and at such times as set forth in this Section 2.
     3. NO FURTHER OBLIGATION. Dr. Sohn acknowledges and agrees that the monies and benefits set forth in Section 2 represent good, valuable and sufficient consideration for the mutual promises and duties set forth in this Agreement.
     4. RELEASES BY HANMI AND DR. SOHN.
          (a) In consideration for the payments and transfer of the Bank’s interests in the automobile and club memberships being provided to him above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the provisions of Section 4(b) below, Dr. Sohn, for himself and for his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever releases and discharges Hanmi and the Bank, and all of their parent, subsidiary and/or affiliated companies, as well as their successors, assigns, officers, directors, agents, representatives, attorneys, stockholders, insurers, employees and employee benefit plans or programs (and the trustees, administrators, fiduciaries, and insurers of such plans or programs), and any other person acting by, through, under, or in concert with any of the persons or entities listed in this section (collectively, the “Hanmi Releasees”), of and from any and all liability, claims, demands, actions, obligations, causes of action, suits, grievances, damages, losses, and expenses, of any and every nature whatsoever, known or unknown, at law or in equity, suspected or unsuspected, anticipated or unanticipated, which Dr. Sohn may have had, claims to have had, or now has or claims to have, which are or may be based on any facts, acts, conduct, documents, representations, omissions, contracts, deferred compensation plans, claims, events or other things occurring at any time on or before the date of this Agreement and arising out of or relating to Dr. Sohn’s employment with or separation from Hanmi and the Bank. It is understood that, subject to the provisions of Section 4(b) below, this Release includes, but is not limited to all claims, actions or causes of action that were or could have been asserted during the negotiations over this Agreement, any claims, actions or causes of action that were or could have been asserted before any administrative agency or in court, as well as any claims, actions, or causes of action for fraud, misrepresentation, defamation, discrimination or harassment in any form, retaliation, any claims under any federal, state, local or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, and any and all other federal, state or local statutes, rules, ordinances, or regulations; any and all claims for alleged wrongful discharge, retaliation, negligent or intentional infliction of emotional distress, and breach of contract; any and all claims for compensation, bonuses, commissions, lost wages, stock or stock options, or unused accrued vacation or sick pay; any and all claims for severance or similar benefits or to post-employment health or group insurance benefits; any and all claims for attorneys’ fees, costs or indemnification; and any and all other claims resulting from any alleged unlawful behavior or conduct by any Hanmi Releasee, the existence of which is specifically denied by the Hanmi Releasees.
          (b) Notwithstanding the foregoing, nothing in this Agreement is intended to waive or otherwise modify Dr. Sohn’s right to (i) enforce this Agreement, (ii) pursue claims that cannot by statute or otherwise be released by private agreement, (iii) seek indemnification from Hanmi or any subsidiary or other affiliate thereof for claims made as a result of his serving or having served as an officer or director of Hanmi, to the extent such indemnification is provided to Dr. Sohn under that certain Indemnity Agreement between Dr. Sohn and Hanmi dated as of September 20, 2005 (the “Indemnity Agreement”), the Articles of Incorporation or Bylaws of Hanmi, or by applicable law (such indemnity shall not require payment as a condition precedent), (iv) enforce the Stock Bonus Award Agreement dated February ___, 2005 (“the Stock Bonus Award Agreement”) evidencing the Restricted Stock described in Section 2(g), or (v) receive any vested benefits payable to Dr. Sohn under the terms of Hanmi’s Deferred Compensation Plan or the Bank’s Profit Sharing and 401(k) Savings Plan.

          (c) In consideration of Dr. Sohn’s agreement to accept the terms and provisions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the provisions of Section 4(d) below, Hanmi, for itself, its subsidiaries, affiliates, successors and assigns, fully, finally and forever releases and discharges Dr. Sohn, his heirs, executors, administrators and assigns, and any other person acting by, through, under, or in concert with any of the persons or entities listed in this section (the “Sohn Releasees”), of and from any and all liability, claims, demands, actions, obligations, causes of action, suits, grievances, damages, losses, and expenses, of any and every nature whatsoever, known or unknown, at law or in equity, suspected or unsuspected, anticipated or unanticipated, which Hanmi may have had, claims to have had, or now has or claims to have, which are or may be based on any facts, acts, conduct, documents, representations, omissions, contracts, deferred compensation plans, claims, events or other things occurring at any time on or before the date of this Agreement and arising out of or relating to Dr. Sohn’s employment with or separation from Hanmi. It is understood that this Release includes, but is not limited to all claims, actions or causes of action that were or could have been asserted during the negotiations over this Agreement, any claims, actions or causes of action that were or could have been asserted before any administrative agency or in court, the existence of which is specifically denied by the Sohn Releasees.
          (d) Notwithstanding the foregoing, nothing in this Agreement is intended to waive or otherwise modify and Hanmi does not release (i) any claims to enforce this Agreement or any agreement that remains in full force and effect under Section 15, (ii) any claims against Dr. Sohn or the Sohn Releasees resulting from any fraud, misappropriation, embezzlement or other illegal act by Dr. Sohn or Dr. Sohn’s intentional or reckless violation of any federal, state or local statute, rule, or regulation, or (iii) claims that cannot by statute or otherwise be released by private agreement.
     5. RELEASE OF UNKNOWN CLAIMS
     For the purpose of implementing full and complete releases and discharges as set forth in Section 4, the Parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which the Parties do not know or suspect to exist at the time they sign the Agreement, and that the Agreement contemplates the extinguishment of any such claim or claims, except as expressly provided in Section 4. The Parties acknowledge and agree that all of their rights under Section 1542 of the Civil Code of California are hereby expressly waived. Said section reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
     6. NO CLAIMS PREVIOUSLY MADE OR ASSIGNED TO OTHERS. Dr. Sohn and Hanmi, respectively, represent that neither they nor anyone on their behalf has filed, nor assigned to others the right to file, nor are there currently pending by Dr. Sohn or Hanmi or anyone on their behalf, any complaints, charges or lawsuits against the Hanmi Releasees or the

Sohn Releasees (as the case may be), or any of them, with any governmental agency, any court or with or in any other forum, and that neither Dr. Sohn nor Hanmi nor anyone on their behalf will file, assign to others the right to file, or make any further claims against the Hanmi Releasees or the Sohn Releasees (as the case may be), or any of them, at any time for any alleged acts or omissions covered by the releases in Section 4 above. The Parties agree that in the event they (or anyone on their behalf) assert any claim or file any complaint, charge or lawsuit, or any of them, that is covered by the releases in Section 4 above, such party waives any monetary recovery or other individual relief in such action and shall pay all of the attorneys’ fees, expenses and costs incurred by the defending party in responding to such claim, complaint or action; provided, however, that nothing in this Agreement shall prohibit or impose any liability on either party for filing a charge or complaint with, or participating in any investigation by, any governmental agency.
     7. NON-DISPARAGEMENT. Dr. Sohn agrees that he will not criticize, denigrate or otherwise disparage Hanmi or any other Hanmi Releasee (including, without limitation, Hanmi and the Bank’s past or present agents, officers, directors, representatives or employees), or any of Hanmi’s products, services, policies, procedures, practices, business ethics, standards of business conduct, methods or manner of doing business or financial performance, to anyone, including, without limitation, members of the media, regulators, analysts and governmental agencies, or to Hanmi’s customers, employees, vendors, shareholders, investors or competitors, or make any other statements to any such persons that reasonably would be expected to impair the goodwill or reputation of Hanmi or any other Hanmi Releasee. Hanmi agrees that the members of the Boards of Directors of Hanmi and the Bank, and the corporate officers of Hanmi and the Bank, will not criticize, denigrate or otherwise disparage Dr. Sohn or any other Sohn Releasee to anyone, including, without limitation, members of the media, regulators, analysts and governmental agencies, or to Hanmi’s customers, employees, vendors, shareholders, investors or competitors, or make any other statements to any such persons that reasonably would be expected to impair the reputation of Dr. Sohn or any other Sohn Releasee.
     8. NO KNOWLEDGE OF UNLAWFUL CORPORATE CONDUCT. The Parties each confirm that they are not aware of any activities engaged in or directed by Hanmi or the Bank, or their officers and/or directors (including Dr. Sohn), including but not limited to financial reporting practices, which either of the Parties believes to have been unlawful or an intentional or reckless violation of any federal, state or local statute, rule, or regulation.
     9 NON-ADMISSION OF LIABILITY OR WRONGFUL CONDUCT. Hanmi and Dr. Sohn agree that the payments made and other consideration received pursuant to this Agreement shall not be construed as an admission by any Hanmi Releasee or Sohn Releasee of any legal liability or acts of wrongdoing or discrimination on the part of Hanmi or of any legal liability, acts of wrongdoing or poor performance on the part of Dr. Sohn; nor shall it be used as evidence or an admission by any Hanmi Releasee or Sohn Releasee of such liability, wrongdoing, poor performance or discrimination.

     10. COMPLETE TERMINATION OF EMPLOYMENT RELATIONSHIP AND RETURN OF PROPERTY.
          (a) Hanmi and Dr. Sohn agree as a matter of intent that as of the Severance Date, this Agreement terminates all aspects of the employment relationship between them. As part of an amicable resolution to the employment relationship between the Parties, Dr. Sohn acknowledges that he does not and will not seek reinstatement, future employment, or return to active employee status with Hanmi or its corporate affiliates, subsidiaries, successors or assigns. Dr. Sohn further acknowledges that Hanmi shall not be under any obligation whatsoever to consider him for reinstatement, employment, reemployment or other similar status at any time. Dr. Sohn further agrees that no Hanmi Releasee shall be liable for any damages now or in the future because it refuses to employ Dr. Sohn for any reason whatsoever. Should Dr. Sohn apply for such employment, or should he be offered such employment, Dr. Sohn agrees that the offer of employment may be revoked, or he may be denied employment or terminated, without cause or recourse. The provisions set forth in this section may only be waived or modified by a writing signed by the Parties expressly referencing this section.
          (b) Dr. Sohn shall resign as Chief Executive Officer and President of Hanmi and as Chief Executive Officer and President of the Bank and any and all other positions he may hold with Hanmi or the Bank effective on the Severance Date. Dr. Sohn shall have no authority to enter agreements or otherwise bind Hanmi or the Bank after the Severance Date. Effective on the Severance Date, Dr. Sohn shall resign from Hanmi’s Board of Directors and from the Bank’s Board of Directors, and from any and all boards of directors of Hanmi owned or controlled business entities.
          (c) Dr. Sohn acknowledges, understands, and agrees that within three (3) business days from the Severance Date, he must return all files, memoranda, records, company credit cards, company manuals, computer equipment, computer software, and any other equipment or documents (including all copies and excerpts), and all other physical or electronic property of similar type that he received from Hanmi or the Bank and/or that he used in the course of his employment with Hanmi and the Bank (except that Dr. Sohn shall be entitled to retain his cellular telephone, printer and laptop computer).
     11. CONFIDENTIALITY. The nature and terms of, and the circumstances surrounding the execution of this Agreement are strictly confidential and have not been and shall not be disclosed by Dr. Sohn or Hanmi at any time to any person except to each party’s legal counsel, accountants and tax advisors or, in the case of Dr. Sohn his immediate family without the prior written consent of an officer of Hanmi (in the case of disclosures by Dr. Sohn) or the prior written consent of Dr. Sohn (in the case of disclosures by Hanmi), The Parties agree that they will disclose the nature and terms of, and the circumstances surrounding the execution of this Agreement, to their respective legal counsel, accountants, tax advisors or (in the case of disclosures to Dr. Sohn) spouse only if the person is informed of and agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by the party making the disclosure to such person. However, notwithstanding the foregoing, disclosures otherwise prohibited by this section are permitted as required by applicable law and as may be necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, pursuant to court order after reasonable notice to the other party, or in response to a disclosure made by the other party. Notwithstanding the foregoing, however, nothing in this Agreement is intended to preclude Hanmi from complying with any of its regulatory compliance obligations. As such, Dr. Sohn agrees that Hanmi may file this Agreement with the Securities and Exchange Commission and make such disclosure regarding it as Hanmi believes is required by applicable law.
     12. DIRECTOR AND OFFICER LIABILITY INSURANCE. After the Severance Date, Dr. Sohn will continue to be covered under Hanmi’s director and officer liability insurance for the period that Dr. Sohn was an officer and director of Hanmi to the extent set forth under the director and officer liability insurance contract in effect as of the Severance Date.
     13. GOVERNING LAW AND INTERPRETATION. This Agreement shall be interpreted under the laws of the State of California without regard to principles of conflicts of law. This Agreement is deemed to have been drafted jointly by the Parties. This Agreement shall be construed as a whole according to its fair meaning and any uncertainty or ambiguity shall not be construed strictly for or against either party based on attribution of drafting to any party.
     14. SEVERABILITY. It is the intent of the Parties that the provisions of this Agreement (and any surviving provisions of the Employment Agreement) shall be enforced to the fullest extent permitted by law. Accordingly, if any particular section(s), subsection(s) or portion(s) of this Agreement or the Employment Agreement shall be held invalid or unenforceable as written, such section(s), subsection(s) or portion(s) shall be modified to the extent necessary to be valid or enforceable. Such modification shall not affect the remaining provisions of this Agreement. To the extent any section(s), subsection(s) or portion(s) of this Agreement or the Employment Agreement are found invalid or unenforceable and cannot be modified to be valid or enforceable, then the Agreement or the Employment Agreement shall be construed as if that section(s), subsection(s) or portion(s) were deleted, and all remaining terms and provisions shall be enforceable in law or equity in accordance with their terms.
     15. SOLE AND ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the Parties. Any prior agreements between or directly involving the Parties to the Agreement are superseded by the terms of this Agreement and thus are rendered null and void, except for (a) Sections 3, 5, 6, 7 and 8 (as modified in this Agreement) of the Employment Agreement (a true and correct copy of which is attached hereto and incorporated herein as Exhibit A) which shall remain in full force and effect; (b) the Indemnity Agreement (a true and correct copy of which is attached hereto and incorporated herein as Exhibit B) which shall remain in full force and effect; (c) the Stock Bonus Award Agreement (a true and correct copy of which is attached hereto and incorporated herein as Exhibit C) which shall remain in full force and effect to the extent provided in Section 2(g); and (d) that certain Hanmi Financial Corporation and Hanmi Bank Confidentiality Agreement between Dr. Sohn and Hanmi dated as of October 15, 2005 (the “Confidentiality Agreement”) (a true and correct copy of which is attached hereto and incorporated herein as Exhibit D).
     16. NO ORAL MODIFICATION. No amendments or modifications of this Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties hereto.

     17. NO OTHER PROMISES. Dr. Sohn affirms that the only consideration for Dr. Sohn’s signing this Agreement is that set forth in this Agreement, that no other promise or agreement of any kind has been made to or with him by any person or entity to cause him to execute this document, and that he fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.
     18. LEGALLY BINDING AGREEMENT. Dr. Sohn understands and acknowledges: (1) that this is a legally binding release; (2) that by signing this Agreement, he is hereafter barred from instituting claims against Hanmi in the manner and to the extent set forth in Sections 4 , 5 and 6 above; and (3) that this Agreement is final and binding.
     19. LEGAL EFFECT OF AGREEMENT. The Parties hereto acknowledge that they have read this Agreement and have been afforded an opportunity to have it fully explained to them by counsel of their own choice, and that they are fully aware of the contents of this Agreement and of its legal effect. This Agreement may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of this Agreement.
     20. COVENANTS REGARDING TAX LIABILITY.
          (a) Dr. Sohn acknowledges and agrees that he is solely responsible for all tax obligations, if any, which may arise as a consequence of this Agreement, and acknowledges and agrees that neither Hanmi nor the Bank has made representations to him regarding the tax consequences of any amounts received by him pursuant to this Agreement. Dr. Sohn covenants to pay federal and state taxes, if any, that may become due and owing on account of the payment to him of any amounts pursuant to this Agreement. Should any governmental entity make any claim or assessment against Hanmi or the Bank for any amount the entity contends should have been deducted from what was paid to Dr. Sohn or paid as part of Dr. Sohn’s tax liability, including but not limited to, any employee deductions under FICA (Social Security), state or federal unemployment tax, or state or federal income tax, Dr. Sohn expressly agrees to indemnify and hold harmless Hanmi and the Bank from any such amount and any cost, assessments, fines, penalties, interest, attorneys’ fees or other damages or expenses reasonably incurred by Hanmi and the Bank in connection with such claim or assessment.
          (b) Dr. Sohn warrants, represents and agrees that he is not relying on the advice of Hanmi or any of the Hanmi Releasees (as defined above) as to the legal, income tax or other consequences of any kind arising out of this Agreement. Accordingly, Dr. Sohn hereby releases and holds the Hanmi and the other Hanmi Releasees harmless from all claims, causes of action or other rights of any kind which Dr. Sohn might otherwise be able to assert because the legal, income tax or other consequences of this Agreement prove to be other than those which Dr. Sohn anticipated.
     21. COOPERATION.
          (a) Dr. Sohn agrees that he shall make himself available as reasonably requested by Hanmi to assist Hanmi in any investigations, litigation, arbitration, administrative hearings or other legal matters in which Dr. Sohn is named as a party or has knowledge relevant to the matter. Dr. Sohn acknowledges and agrees that such assistance may include, but shall not be limited to, providing information or documents, providing declarations or statements to Hanmi or the Bank, meeting with attorneys or other representatives of Hanmi or the Bank, preparing for and giving depositions or testimony, and/or otherwise reasonably cooperating in the investigation, defense or prosecution of such matters. Dr. Sohn further acknowledges and agrees that the services and advice to be performed by him hereunder may require that he be available to appear at various locations to consult with Hanmi or the Bank’s employees or attorneys and to appear at various hearings in which Hanmi, the Bank and/or Dr. Sohn may be named as a party. Dr. Sohn hereby covenants that he shall use his best efforts to make himself available to attend such meetings or hearings as reasonably requested by Hanmi. To the extent Dr. Sohn voluntarily cooperates at Hanmi’s request pursuant to this Section 21(a) after the Severance Date, Hanmi or the Bank shall pay Dr. Sohn at a daily rate of Two Thousand Five Hundred and no/100s ($2,500.00), plus any reasonable lodging and/or travel expenses actually incurred.
          (b) Unless compelled to do so by valid subpoena, court order or other valid government action with jurisdiction over the matter (“Court Action”), Dr. Sohn also promises not to encourage, counsel or assist (directly or indirectly) any third party in the preparation or prosecution of any civil disputes, differences, grievances, claims, charges or complaints against any of the Hanmi Releasees. In the event Dr. Sohn receives notice that he is required to provide testimony or information in any context about Hanmi or the Bank to any third-party, Dr. Sohn agrees to inform Richard B. C. Lee, Chairman of the Board or such other person who is then Chairman of the Board of Hanmi in writing of such notice within seventy-two (72) hours of receiving the notice, unless prohibited by Court Action. Dr. Sohn, thereafter, agrees to cooperate with the reasonable requests of Hanmi in responding to (if necessary) such legal process.
          (c) Each of the Parties shall provide reasonable cooperation to one another to carry out the terms hereof and shall execute whatever further documents are reasonably necessary to effectuate the same.

     22. REFERENCES AND PUBLIC ANNOUNCEMENTS.
          (a) The Parties agree to jointly issue a press release (the “Press Release”) concerning the reasons for Dr. Sohn’s departure from Hanmi. (A true and correct copy of the press release language agreed upon by the Parties is attached hereto as Exhibit E.) The Parties have agreed upon the wording of the Form 8-K (the “Form 8-K”) to be filed by Hanmi with the Securities and Exchange Commission relating to Dr. Sohn’s departure. (A true and correct copy of the Form 8-K language agreed upon by the Parties is attached hereto as Exhibit F.)
          (b) In any public communication regarding the reason for Dr. Sohn’s departure, each of the Parties agrees that they will communicate substantially the substance of the Press Release. The Parties shall each undertake reasonable steps to ensure that any material inquiries by governmental, regulatory or taxing authorities regarding Dr. Sohn’s departure from Hanmi are directed to Mark Mason, the Chairman of Hanmi’s Internal Audit Committee or such other person who is then Chairman of Hanmi’s Internal Audit Committee.
          (c) Dr. Sohn shall direct future prospective employers to contact Jean Lim, Senior Vice President of Human Resources or if she no longer occupies that position, the person occupying the position of Vice President of Human Resources, for information regarding his former employment with Hanmi. If contacted by any prospective employer, Ms. Lim shall communicate only the following: (i) substantially the substance of the Press Release concerning the reasons for Dr. Sohn’s departure from Hanmi; and (ii) the dates of Dr. Sohn’s employment, the position(s) he held, and (if requested in writing by Dr. Sohn) his salary at the time of separation.
     23. LIQUIDATED DAMAGES. The Parties to this Agreement recognize the delays, expenses and difficulties involved in proving, in a legal proceeding, the actual damages or losses suffered for any breach of Sections 7 or 11 of this Agreement. Accordingly, instead of requiring any such proof, the Parties agree that, as liquidated damages (but not as a penalty) for each and every breach of either Section 7 or Section 11 of this Agreement, the breaching party shall pay the other party the sum of Two Hundred Fifty Thousand Dollars and no/100s ($250,000). This shall be a party’s sole and exclusive remedy against the other party for breach of either Section 7 or Section 11 of this Agreement. Neither the breach of Section 7 or Section 11 of this Agreement nor the payment of liquidated damages by either party shall affect the validity of this Agreement or the releases herein. In any action relating to this liquidated damages provision, the prevailing party shall be entitled to recover their reasonable attorneys’ fees and costs.
     Initials:
     24. CONFIDENTIAL INFORMATION AND NON-COMPETITION AGREEMENT.
          (a) Dr. Sohn represents and warrants that he will comply with the obligations of confidentiality imposed by California’s Business & Professions Code § 6068 and the attorney-client privilege as defined by applicable rules and laws, including but not limited to, statutes, case law or professional rules of conduct, which are now in effect or which may become applicable. Dr. Sohn also represents and warrants that Section 1102.5(g) of the California Labor Code is applicable to the confidentiality obligations arising out of his employment at Hanmi and the Bank as well as those imposed by this Agreement, the Employment Agreement and the Confidentiality Agreement.
          (b) Dr. Sohn understands and agrees that during the course of his employment with Hanmi and the Bank, he became acquainted with proprietary confidential business information and trade secrets including customer lists, prospect information, business plans, technology advances and the skills of key personnel. Hanmi and the Bank have committed substantial resources, financial and otherwise, to develop this confidential business information and to promote and increase its goodwill. This information was communicated to Dr. Sohn in confidence because of his status with Hanmi and the Bank. Dr. Sohn understands and agrees that he has a continuing statutory and fiduciary obligation to protect confidential business information obtained during his employment. Dr. Sohn further understands that any violation of these obligations would cause irreparable harm to Hanmi and the Bank and would be appropriate actions for injunctive relief.
          (c) Dr. Sohn understands and agrees that the Confidentiality Agreement shall remain in full force and effect after the Severance Date. Dr. Sohn understands and agrees that he will continue to be bound by his obligations under that agreement after the Severance Date.
          (d). Dr. Sohn shall remain affiliated with Hanmi as an internal consultant through December 31, 2009 in exchange for which Dr. Sohn shall be paid Six Thousand Dollars ($6,000.00) per month (paid consistent with Hanmi’s normal payroll practices). During this period, Dr. Sohn will be available to Hanmi on an as—needed basis, but for no more than fifteen (15) hours per month, to assist Hanmi with such business and administrative matters as Hanmi may reasonably request. Dr. Sohn shall have no other responsibilities. Dr. Sohn agrees that during this period he will (i) not engage, as an officer, director, employee or consultant of or for any Korean or Chinese commercial bank headquartered within the State of California, or (ii) not engage, as an officer, director, employee or consultant of or for any other commercial bank which has a business unit (or be involved in the formation of such a business unit) the primary activity of which is marketing commercial banking services to the Korean population resident in the United States. To the extent not otherwise prohibited by this Section 24(d), nothing in this paragraph is intended to prohibit Dr. Sohn from working for a Korean bank between the Effective Date and December 31, 2009.
     25. ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in Los Angeles, California, in accordance with the rules of the JAMS, Inc. then in effect. The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order compensatory damages, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall pay the fees of its respective attorneys, the expenses of its witnesses and any other expenses connected with the arbitration, but all other costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees and other fees and costs shall be paid in equal shares by Dr. Sohn and Hanmi. The party losing the arbitration shall reimburse the party who prevailed for all fees and expenses the prevailing party paid pursuant to the preceding sentence. Notwithstanding the foregoing, either party may seek injunctive relief in a court of competent jurisdiction for any breach or threatened breach by the other party of its obligations under this Agreement, including those obligations set forth in Sections 7, 11 and 24, for which injunctive relief may be available either under this Agreement or applicable law.
     26. FEES AND EXPENSES. Hanmi shall pay Dr. Sohn’s reasonable attorneys’ fees and costs incurred in connection with the negotiation, preparation and execution of this Agreement not to exceed Seventeen Thousand Five Hundred Dollars and no/100s ($17,500.00).
     27. REVOCABILITY. In compliance with the Older Workers Benefit Protection Act (P.L. 101433), Dr. Sohn does hereby acknowledge and agree as follows:
          (a) This Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by the Parties;
          (b). This Agreement specifically applies to any rights or claims Dr. Sohn may have against Hanmi under the federal Age Discrimination in Employment Act of 1967;
          (c) The consideration provided for in this Agreement is in addition to that to which Dr. Sohn is already entitled;
          (d) This Agreement shall be revocable by Dr. Sohn (by giving written notice of such revocation to counsel for Hanmi, David B. Van Etten, c/o McGuireWoods LLP, 1800 Century Park East, 8th Floor, Los Angeles, California 90067, fax number 310-315-8210), for a seven (7) day period following execution of this Agreement by Dr. Sohn. Accordingly, this Agreement shall not become effective or enforceable any earlier than the expiration of the seven (7) day revocation period; and
          (e) Dr. Sohn, having carefully read this Agreement and knowing the contents hereof, freely and voluntarily consents to all the terms and conditions herein, understands the final and binding effect of this Agreement, has been advised of his right to and been given a chance to consult with and review this Agreement with an attorney of his choice prior to signing this Agreement, and has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement. In the event that Dr. Sohn chooses to waive this 21 day period, he acknowledges that he was given a reasonable period of time within which to consider this Agreement and that his waiver was made freely and voluntarily and without duress or any coercion by any other person, including anyone at Hanmi.
     28. HEADINGS. The headings included in this Agreement are for convenience only and do not in any way limit, alter, or otherwise affect the matters contained in this Agreement or the paragraphs set forth herein.

     29. COUNTERPARTS. This Agreement may be executed in counterparts, including copies transmitted via facsimile and electronic mail, each of which shall be deemed to be an original, and all of which together shall be deemed one and the same instrument. Signatures transmitted by facsimile and electronic mail shall have the same force and effect as original signatures.
     30. NOTICES. All notices, requests, demands and other communications (“Notices”) hereunder shall be in writing addressed as follows:

If to Hanmi:	Hanmi Financial Corporation Attention: Jean Lim Senior Vice President 3660 Wilshire Boulevard Penthouse A Los Angeles, California 90010

If to Dr. Sohn:	Dr. Sung Won Sohn 265 S. Rossmore Avenue Los Angeles, California 90004

Copies of Notices shall be sent to:

Sonnenschein Nath & Rosenthal LLP Attention: Martin J. Foley, Esq. 601 South Figueroa Street Suite 2500 Los Angeles, California 90017-5704
Notice shall be deemed given and effective upon the occurrence of (i) the signing by the recipient of an acknowledgement of receipt form accompanying delivery through the U.S. mail sent by certified mail, return receipt requested, (ii) personal service by a process server, or (iii) delivery to the recipient’s address by overnight delivery (e.g., FedEx, UPS, or DHL) or other commercial delivery service. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 30.
     31. REPRESENTATIONS. Hanmi hereby represents and warrants to Dr. Sohn as follows:
          (a) Hanmi is duly organized, validly existing and in good standing under the laws of the State of Delaware; and
          (b) Hanmi has the power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Hanmi; this Agreement has been duly executed and delivered by a duly authorized officer of Hanmi and constitutes the legal, valid and binding agreement of Hanmi, enforceable in accordance with its terms.

     32. Code Section 409A Compliance.
          (a) The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.
          (b) If Dr. Sohn is deemed on the date of “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of Dr. Sohn, and (B) the date of Dr. Sohn’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 32(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Dr. Sohn in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
          (c) To the extent that the time and form of payments specified hereunder would be considered a change in the time and form of payments of deferred compensation provided by the Employment Agreement, the Parties intend that the transition rules of IRS Notice 2007-86 apply (as an election or amendment to change a time and form of payment made on or after January 1, 2007 and on or before December 31, 2007 for amounts not otherwise payable in 2007 and do not cause an amount to be paid in 2007 that would not otherwise payable in 2007).
PLEASE READ CAREFULLY. BY SIGNING BELOW, YOU ATTEST THAT YOU HAVE READ THIS AGREEMENT AND THAT YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS YOU MAY HAVE OR MAY HAVE HAD AGAINST THE OTHER PARTY TO THIS AGREEMENT.

Date: December 27, 2007	/s/ Sung Won Sohn
Dr. Sung Won Sohn

HANMI FINANCIAL CORPORATION
Date December 27, 2007	By:	/s/ Richard B. C. Lee
Richard B. C. Lee
Chairman of the Board

APPROVED AS TO FORM:

DATED: December 27, 2007	SONNENSCHEIN NATH & ROSENTHAL LLP
	By:	/s/ Martin J. Foley
Martin J. Foley
Attorneys for Dr. Sung Won Sohn

DATED: December 27, 2007	MCGUIREWOODS LLP
	By:	/s/ David B. Van Etten
David B. Van Etten
Attorneys for Hanmi Financial